Exhibit 10.1

NOTICE OF GRANT OF RESTRICTED SHARES AWARD

MRV COMMUNICATIONS, INC.
2007 OMNIBUS INCENTIVE PLAN

FOR GOOD AND VALUABLE CONSIDERATION, MRV Communications, Inc. (the “Company”) hereby grants a restricted shares award (the “Award”), pursuant to the provisions of the Company’s 2007 Omnibus Incentive Plan, as amended (the “Plan”), to the recipient (the “Recipient”) designated in this Notice of Grant of Restricted Shares Award  (the “Notice”), the number of shares of Common Stock of the Company set forth in the Notice (the “Shares”), subject to certain restrictions as outlined below in this Notice and the additional provisions set forth in the attached Terms and Conditions of Restricted Shares Award.  Also enclosed is a copy of the information statement describing important provisions of the Plan.  Section references herein refer to the attached Terms and Conditions of Restricted Shares Award.

Recipient:                                     __________________________________

Date of Grant: ____________

Type of Award: Restricted Shares

Total Number of Shares Granted: _______

Forfeiture of Shares: Subject to the Recipient’s continued service to the Company. All shares shall vest and become non-forfeitable [on the third anniversary of the date of grant]. Vesting is accelerated in full upon a Change in Control under Section 2(a).

By signing below, the Recipient agrees that this Restricted Shares Award is granted under and governed by the terms and conditions of the Company’s 2007 Omnibus Incentive Plan and the attached Terms and Conditions.

Recipient	MRV Communications, Inc.

By:
Title:
Date:	Date:

TERMS AND CONDITIONS OF RESTRICTED SHARES AWARD

I.                                        AGREEMENT

1.            Grant of Award.  The Award granted to the Recipient and described in the Notice is subject to the terms and conditions of the Plan, which is incorporated by reference in its entirety into the Notice and Terms and Conditions of Restricted Shares Award (hereinafter, collectively referred to as the “Agreement”).

The Board of Directors of the Company has authorized and approved the 2007 Omnibus Incentive Plan (the “Plan”), which has been approved by the Company’s stockholders.  The Committee has approved an award to the Recipient of a number of shares of the Company’s common stock, conditioned upon the Recipient’s acceptance of the provisions set forth in the Agreement within 30 days after the Agreement is presented to the Recipient for review.  For purposes of the Agreement, any reference to the Company shall include a reference to any Subsidiary.

The Company intends that this Award not be considered to provide for the deferral of compensation under Section 409A of the Code and that the Agreement shall be so administered and construed.  Further, the Company may modify the Plan and the Award to the extent necessary to fulfill this intent.

2.            Restrictions.  “Restrictions” shall mean the restrictions on sale or other transfer set forth in Section 3, the exposure to forfeiture set forth in Section 2(a) and the vesting set forth in Section 2(b).

(a)                              Forfeiture.  Restricted Shares that are not vested pursuant to Section 2(b) upon the termination of the Recipient’s service on the Company’s Board of Directors, for any reason other than as a result of death or Disability or upon a Change of Control, shall thereupon be forfeited to the Company without payment, unless all Restrictions are waived by the Committee in its sole discretion.  In the event of the termination of the Recipient’s service on the Company’s Board of Directors as a result of the death or Disability of the Recipient or upon a Change in Control, any remaining unvested Restricted Shares will be deemed fully vested, and the Restrictions thereon shall lapse, as of the date of such termination or upon a Change in Control.

(b)                              Vesting and Lapse of Restrictions.  Subject to Section 2(a) above, all Restricted Shares shall vest per the vesting term set forth in the cover page to this Agreement and the Restrictions on such shares shall lapse when vesting has occurred.

(c)                              Issuance of Restricted Shares.  As soon as practicable after the Date of Grant, the Company shall cause to be transferred on the books of the Company, or its agent, Common Stock evidencing the Restricted Shares registered in the name of the Recipient.  Upon the lapse or waiver of all Restrictions, electronic delivery for the number of Restricted Shares granted under this Agreement shall be delivered to the Recipient as provided in Section 2(d) below.

(d)                              Release of Restriction Vested Shares.  Upon the vesting of the Restricted Shares as provided in Section 2(a) or 2(b), the Company shall cause the vested shares to be issued electronically and delivered to the Recipient or the Recipient’s legal representative, free from any Restrictions; provided, that such shares shall remain subject to applicable securities laws and the Company’s insider trading policy.  Such vested shares shall cease to be considered Restricted Shares subject to the terms and conditions of the Agreement and shall be shares of Common Stock of the Company free of all Restrictions (other than any applicable securities law restrictions or any restrictions imposed by the Company’s insider trading policy).

(e)                              Restrictions on New Shares.  In the event that the Recipient receives any new or additional or different shares or securities by reason of any transaction or event described in Section 11.07 of the Plan, such new or additional or different shares or securities which are attributable to the Recipient in the Recipient’s capacity as the registered owner of the Restricted Shares then subject to Restrictions, shall be considered to be Restricted Shares and shall be subject to all of the Restrictions, unless the Committee provides, for the removal or lapse of the Restrictions on the shares of Restricted Shares underlying the distribution of the new or additional shares or securities.

3.            Restricted Shares Not Transferable.  None of the Restricted Shares may be assigned or transferred, (other than by will or the laws of descent and distribution, or to an inter vivos trust with respect to which the Recipient is treated as the owner under Sections 671 through 677 of the Code, except to the extent that Section 16 of the Exchange Act limits the Recipient’s right to make such transfers), pledged or sold prior to lapse or waiver of the Restrictions.  Any attempted disposition of Restricted Shares shall be null and void and of no effect.

4.                                    Conditions to Delivery of Stock Certificates. The Company shall not be required to deliver any certificate for shares of Common Stock prior to fulfillment of all of the following conditions:

(a) The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its sole discretion, determine to be necessary or advisable; and

(b) The payment by the Recipient of all amounts required to be withheld, under federal, state and local (or applicable foreign) tax laws, with respect to the issuance and/or the lapse or removal of any of the Restrictions which may be paid either by the Recipient or by the Company withholding that number of shares of Common Stock with a Fair Market Value equal to the minimum tax withholding obligation in accordance with procedures established by the Company; and

(c) The lapse of such reasonable period of time as the Committee may from time to time establish for reasons of administrative convenience.

In addition, the Company may, at its sole election, cancel the Common Stock underlying the Restricted Shares in the event the Recipient fails to satisfy the applicable tax withholdings within 45 days of the applicable vesting date.

5.            Notices.  Any notice required hereunder will be deemed provided and delivered to the intended recipient when (i) delivered in person by hand or, in accordance with applicable law, via the Company’s e-mail or intranet site; or (ii) three days after being sent via U.S. certified mail, return receipt requested; or (iii) the day after being sent via overnight courier, in each case provided such notice is properly addressed to the following address and enclosed in a properly sealed envelope or wrapper, and with all postage and similar fees having been paid in advance.

If to the Company:	General Counsel MRV Communications, Inc. 20415 Nordhoff Street Chatsworth, CA 91311

If to the Recipient: To the address specified in the Company’s records.

By a notice given pursuant to this Section 5, either party may hereafter designate a different address for notices to be given.  Any notice which is required to be given to the Recipient shall, if the Recipient is then deceased, be given to the Recipient’s personal representative if such representative has previously informed the Company of representative’s status and address by written notice under this Section 5.

6.            Rights as Shareholder.  Upon issuance of the Restricted Shares, the Recipient shall have all of the rights of a shareholder with respect to the number of shares of Common Stock granted under the Agreement, including, but not limited to, the right to vote such shares and the right to receive dividends; provided, however, that any Common Stock distributed as a dividend or otherwise with respect to any Restricted Shares, shall be subject to the same Restrictions that apply to the corresponding shares of Restricted Shares and such Restrictions will only lapse if, and to the extent that, the Restrictions on the corresponding shares of Restricted Shares lapse.

7.            Conformity to Securities Laws.  The Holder acknowledges that the Agreement is intended to conform to the extent necessary with all provisions of all applicable federal and state (and applicable foreign) laws, rules and regulations (including but not limited to, the 1933 Act and the 1934 Act) and to such approvals by any listing, regulatory or other governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Notwithstanding anything herein to the contrary, the Agreement shall be administered, and the Restricted Shares shall be assigned, only in such a manner as to conform to such laws, rules and regulations including, without limitation, Rule 16b-3. To the extent permitted by applicable law, the Agreement and the Restricted Shares issued hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

8.            Section 83(b) Election.  If, within 30 days of the Grant Date, the Recipient makes an election under Section 83(b) of the Code, or any successor section thereto, to be taxed with respect to all or any portion of the Restricted Shares as of the date of transfer of the Restricted Shares rather than as of the date or dates upon which the Recipient would otherwise be taxable under Section 83(a) of the Code, the Recipient shall deliver a copy of such election to the Company immediately after filing such election with the Internal Revenue Service.

9.            Withholding.

(a)                              The Committee shall determine the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any income recognized by the Recipient with respect to the Award.

(b)                              The Recipient shall be required to meet any applicable tax withholding obligation in accordance with the provisions of Section 11.05 of the Plan.

(c)                              Subject to any rules prescribed by the Committee, the Recipient shall have the right to elect to meet any withholding requirement (i) by having withheld from this Award at the appropriate time that number of whole shares of Common Stock whose Fair Market Value is equal to the amount of any taxes required to be withheld with respect to such Award, (ii) by direct payment to the Company in cash of the amount of any taxes required to be withheld with respect to such Award or (iii) by a combination of shares and cash.

10.         Defined Terms.  Capitalized terms used but not defined in the Agreement shall have the meanings set forth in the Plan.

11.         Recipient Representations.  The Recipient hereby represents to the Company that the Recipient has read and fully understands the provisions of the Agreement and the Recipient’s decision to participate in the Plan is completely voluntary.  Further, the Recipient acknowledges that the Recipient is relying solely on his or her own advisors with respect to the tax consequences of this Award.

12.         Miscellaneous.

(a)          Waiver.  The waiver by any party hereto of a breach of any provision of the Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

(b)          Entire Agreement.  The Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof.

(c)          Binding Effect; Successors.  The Agreement shall inure to the benefit of and be binding upon the parties hereto and to the extent not prohibited herein, their respective heirs, successors, assigns and representatives.  Nothing in the Agreement, express or implied, is intended to confer on any person other than the parties hereto and as provided above, their respective heirs, successors, assigns and representatives any rights, remedies, obligations or liabilities.

(d)          Governing Law.  The Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

(e)          Headings.  The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of the Agreement.

(f)           Conflicts; Amendment.  The provisions of the Plan are incorporated in the Agreement in their entirety.  In the event of any conflict between the provisions of the Agreement and the Plan, the provisions of the Plan shall control.  The Agreement may be amended at any time by written agreement of the parties hereto.

(g)          No Right to Continued Service.  Nothing in the Agreement shall confer upon the Recipient any right to continue in the service of the Company.

(h)          Further Assurances.  The Recipient agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of the Agreement.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

RECIPIENT	MRV COMMUNICATIONS, INC.

By:

Name:	Name:

Title: